Exhibit 99
Contact:
Kenneth C. Mitchell
Senior Vice President and Chief Financial Officer
615-234-5904
SYMBION COMPLETES MERGER
WITH AN AFFILIATE OF CRESTVIEW PARTNERS, L.P.
Nashville, Tennessee (August 23, 2007) — Symbion, Inc. (NASDAQ:SMBI) announced today the completion of its previously announced merger with an affiliate of Crestview Partners, L.P. At a special meeting held on August 15, 2007, the stockholders of Symbion voted to approve the merger agreement that the Company entered into on April 24, 2007. Under the terms of the merger agreement, Symbion stockholders are entitled to receive $22.35 in cash, without interest, for each share of Symbion common stock held. Effective as of the closing of the market today, Symbion common stock will cease to be traded on the NASDAQ Stock Market.
In commenting on the closing of the merger, Richard E. Francis, Jr., chairman and chief executive officer of Symbion, said, “We are very pleased to partner with Crestview Partners, an outstanding private equity sponsor that shares our commitment to quality care and our physician and hospital partners. We believe that this transaction is good for our stockholders and positions Symbion for future growth, both in existing and new markets.”
Thomas S. Murphy, Jr., managing director of Crestview Partners, added, “We continue to be excited about Symbion’s future. We see excellent growth prospects for the ambulatory surgical care industry, driven by quality clinical care and lower costs. Additionally, we have great confidence in our management team and our physician partners.”
Stockholders of Symbion who possess stock certificates will receive instructions by mail from LaSalle Bank, N.A., the paying agent, concerning how and where to forward their certificates for payment of the merger consideration. For shares held in “street name” by a broker, bank or other nominee, stockholders will not need to take any action to have shares converted into cash, as this will be handled by the broker, bank or other nominee. Questions about the deposit of merger proceeds should be directed to the appropriate broker, bank or other nominee.
About Symbion, Inc.
Symbion, Inc., headquartered in Nashville, Tennessee, owns and operates a network of 57 short stay surgical facilities in 23 states. Symbion’s facilities provide non-emergency surgical procedures across many specialties.
About Crestview Partners, L.P.
Crestview Partners, L.P. is a $1.5 billion private equity firm established in 2004 by former Goldman, Sachs & Co. partners Thomas S. Murphy, Jr. and Barry S. Volpert. Crestview is backed by a sophisticated group of investors, including many prominent entrepreneurs and institutions. Crestview’s professionals have arranged more than $20 billion in acquisitions and buyouts over the course of their careers, including the 1989 management buyout of HCA Inc. and acquisitions of Quorum Health Group and Westminster Healthcare.
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